Annual Supplemental Information Package for
Alexander & Baldwin, Inc. - Real Estate Segments

For the Year Ending December 31, 2008
(Unaudited)

Alexander & Baldwin, Inc. – Real Estate Segments

Index to Annual Supplemental Information Package (Unaudited)
For the Year Ending December 31, 2008

The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s quarterly and annual reports and other filings with the Securities and Exchange Commission. The Company intends to provide annual updates to the information contained herein, but is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after December 31, 2008.

About the Company	1

Overview of A&B Land Group and Real Estate Segments	2

Real Estate Leasing Segment

Strategy and Operations	3

2008 Highlights and Performance and 2009 Outlook	5

Asset Descriptions and Statistics
Property Detail – Hawaii Improved Properties	6
Property Detail – Mainland Improved Properties	7
Property Summary – Comparable Occupancy Data by Geographic Region	8
Real Estate Leasing Cash Net Operating Income (“NOI”)	9
Improved Property Portfolio Acquisitions/Dispositions	10
Lease Expirations of Improved Properties	11
Tenant Concentration	12

Real Estate Sales Segment

Strategy and Operations	13
Real Estate Developments	13
Landholdings and Entitlement Activities	18

2008 Highlights and Performance and 2009 Outlook	21

Asset Descriptions and Statistics
Real Estate Development Detail	23
Planned Real Estate Developments	24

Forward-Looking Statements
This Annual Supplemental Information Package contains certain forward-looking statements, such as forecasts and projections of the Company’s future performance or statements of management’s plans and objectives. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this Annual Supplemental Information Package, such communications contain forward-looking statements. These include, for example, all references to 2009 or future years. New risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in the statements, including, but not limited to the factors that are described in Part I, Item 1A under the caption of “Risk Factors” of the Company’s 2008 annual report on Form 10-K. The Company is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after the date of this report.

Basis of Presentation
The information contained in this Annual Supplemental Information Package does not purport to disclose all items required by accounting principles generally accepted in the United States of America (“GAAP”). The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission.

About the Company

Alexander & Baldwin, Inc. (“A&B” or the “Company”) is a multi-industry corporation with most of its operations centered in Hawaii. It was founded in 1870 as a sugar plantation and incorporated in 1900. It has evolved from its agricultural foundation into an integrated network of complementary businesses serving the agricultural, real estate and transportation needs of Hawaii.  A&B also benefits from diversification beyond Hawaii’s shores, including its Mainland income portfolio and joint venture development projects.

Ocean transportation operations, related shoreside operations in Hawaii, and logistics services across the mainland U.S. are conducted by a wholly-owned subsidiary, Matson Navigation Company, Inc. (“MNC”) and two Matson subsidiaries. Real estate leasing and development activities are conducted by A&B Properties, Inc., a wholly-owned subsidiary of A&B. Agribusiness operations are conducted by Hawaiian Commercial & Sugar Company and certain other wholly-owned subsidiaries of A&B.

•
Transportation: The Transportation Industry consists of ocean transportation and logistics service segments. The Ocean Transportation segment, which is conducted through MNC, is an asset-based business that derives its revenue primarily through the carriage of containerized freight between various U.S. Pacific Coast, Hawaii, Guam, China and other Pacific island ports. Additionally, the Ocean Transportation segment has a 35 percent interest in an entity that provides terminal and stevedoring services at U.S. Pacific Coast facilities. The Logistics Services segment , which is conducted through Matson Integrated Logistics, Inc., a wholly-owned subsidiary of MNC,  is a non-asset based business that is a provider of domestic and international rail intermodal service, long-haul and regional highway brokerage, specialized hauling, flat-bed and project work, less-than-truckload, expedited/air freight services, and warehousing and distribution services. Warehousing and distribution services are provided by Matson Global Distribution Services, Inc. (“MGDS”), a wholly-owned subsidiary of MIL. MGDS’s operations also include Pacific American Services, LLC, a San Francisco bay-area regional warehousing, packaging, and distribution company.

•
Real Estate: The Real Estate Industry consists of two segments, both of which have operations in Hawaii and on the U.S. mainland. The Real Estate Sales segment generates its revenues through the development and sale of land, and commercial and residential properties. The Real Estate Leasing segment owns, operates and manages retail, office and industrial properties and ground leases. Real estate activities are conducted through A&B Properties, Inc. and various other wholly-owned subsidiaries of A&B.

•
Agribusiness: Agribusiness, which contains one segment, produces bulk raw sugar, specialty food-grade sugars, and molasses; produces, markets and distributes roasted coffee and green coffee; provides general trucking services, mobile equipment maintenance and repair services; and generates and sells, to the extent not used in the Company’s operations, electricity.

Corporate Headquarters
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, HI 96813

Investor Relations
Questions about this annual supplemental information package should be directed to Kevin L. Halloran, Vice President, Corporate Development and Investor Relations at
(808) 524-8422 or khalloran@abinc.com.

Stock Exchange Listing
NYSE: AXB

Websites
Alexander & Baldwin, Inc. - www.alexanderbaldwin.com
A&B Properties, Inc. - www.abprop.com
Matson Navigation Company, Inc. - www.matson.com
Hawaiian Commercial & Sugar Company - www.hcsugar.com

Transfer Agent & Registrar
BNY Mellon Shareowner Services (www.bnymellon.com/shareowner/isd)
P.O. Box 358015, Pittsburgh, PA 15252

Overview of A&B Land Group and Real Estate Segments

Alexander & Baldwin, Inc. owns 88,790 acres in Hawaii.  The vast majority of this land was acquired over 100 years ago to support the cultivation of sugar cane, which was Hawaii’s principal industry for more than a century.  Historically, these lands have been used for a variety of agricultural purposes including active farming, the collection and transport of water for purposes of irrigation and hydroelectric power production, and the processing of crops into saleable products.  Today, roughly 88,045 acres of the Company’s land, including land leased to others, is designated for agriculture and conservation uses.

The A&B Land Group, which includes both A&B Properties, Inc. and A&B’s agribusiness units, is responsible for the stewardship of this land and the long-term enhancement of its value.  Agriculture remains the highest and best use for the great majority of these lands and provides significant benefits to the community and shareholder alike.  A&B is the last of the major Hawaii sugar plantations still in operation and has developed a coffee operation on lands formerly used for sugar production.  The Company continues to innovate and seek ways to enhance the performance of its agricultural businesses, including the development of specialty products and the exploration of renewable energy expansion opportunities.

A&B Properties undertakes a comprehensive program of land stewardship, planning, entitlement and development to enhance the value of the Company’s lands, in keeping with community needs.  By identifying and pursuing developments and transactions that enhance value from raw land holdings, and reinvesting tax-deferred proceeds from these efforts into new developments and a portfolio of income-producing properties, A&B Properties creates value for shareholders and diversifies its income stream.  The Company’s development activities, once limited to its historical landholdings, have been expanded through the use of acquired land and joint ventures, enabling the further diversification of earnings through the expansion to other Hawaiian islands and the U.S. mainland.  This extension of the Company’s development activities has allowed it to leverage its development expertise, market knowledge and capital resources.

The balance of this document will outline, for the Real Estate Leasing and Real Estate Sales segments, respectively, the following aspects of A&B Properties’ operations:

•	Strategy and operations
•	2008 highlights and performance and 2009 outlook
•	Asset descriptions and statistics

Real Estate Leasing Segment Strategy and Operations

The Real Estate Leasing segment owns, operates, and manages commercial properties. It focuses on acquiring high-quality retail, office, and industrial properties in good locations, effectively managing those properties to increase margins through higher occupancies and cost management, and positioning these assets for sale when full market value has been achieved.  Real Estate Leasing income also includes revenue from a variety of land leases, licenses and other agreements related to real estate in Hawaii.

A&B Properties’ portfolio of 43 income-producing properties is well-balanced among retail, office and industrial sectors and is geographically dispersed in eight mainland states and Hawaii. It has been acquired primarily through the tax-efficient reinvestment of property sales proceeds using Internal Revenue Code Section 1031 tax-free exchanges.  Prior to 1989, the portfolio consisted substantially of 17 Hawaii properties developed by the Company on its historic landholdings on Maui and Kauai. A&B’s current 1031 exchange strategy began in 1989 when the Company reinvested a portion of the proceeds from the 1989 sale of its Wailea resort development into five commercial properties on the U.S. mainland.  Since that time, the commercial portfolio has grown to 22 mainland properties and 21 Hawaii properties, primarily through tax-deferred exchanges.  In the process, the Company has deferred $177 million of income taxes on the sale of raw land and improved properties and benefited from the earnings generated by these funds.  The tax benefits of the 1031 program allow the Company to compete effectively for acquisitions and to earn attractive returns.

The Company has consciously endeavored to maintain a diversified and geographically dispersed portfolio of retail, office and industrial properties to minimize portfolio risk.

Portfolio Description

The real estate leasing portfolio comprised approximately 5 percent and 19 percent of the Company’s consolidated revenue and operating profit (before subtracting amounts treated as discontinued operations), respectively, for 2008.

The Company’s real estate leasing portfolio consists of improved properties in Hawaii and on the U.S. mainland, as well as unimproved properties in Hawaii. A brief description of each category follows:

Hawaii Improved Properties - A&B’s Hawaii improved property portfolio consists of retail, office and industrial properties, comprising approximately 1.3 million square feet of leasable space. The majority of the commercial properties are located on Maui and Oahu, with smaller holdings in the area of Port Allen, on the island of Kauai.

Hawaii Unimproved Properties – As of December 31, 2008, the Company owned 88,698 unimproved acres. The vast majority of the lands held by the Company in Hawaii, 88,045 acres, are designated for conservation or agricultural uses. The Company leases and licenses a relatively small portion of its lands to third parties. These leases and licenses consist of a wide variety of ground leases and licenses of urban and agricultural lands, ranging from ground leases covering the fee interest in land underlying commercial properties, to farming and pasture leases, to licenses of remnant parcels and easement areas, to sand and aggregate quarry leases whose lease or royalty payments are based on extraction rates. Accordingly, both period-to-period results and rental revenue per land unit may be highly variable.

Mainland Improved Properties - On the U.S. mainland, A&B owns a portfolio of retail, office and industrial properties acquired primarily by way of tax-deferred exchanges under Internal Revenue Code Section 1031. The Company’s mainland portfolio comprises approximately 6.6 million square feet of leasable space.

Acquisition, Management and Disposition Strategy

Overview
A core business objective of the Real Estate Leasing Segment is to generate the highest returns possible, while minimizing risk, from its portfolio of income properties.  This is accomplished through an integrated program of selective acquisitions, effective property and asset management, proper positioning of the properties for sale at or near their peak values, and enabling the recycling of proceeds from those sales into tax-advantaged 1031 acquisitions of properties with higher growth potential. The Company seeks to acquire income properties in markets with strong growth prospects and to enhance asset values through facility upgrades, re-tenanting, market repositioning and general market growth.  When management believes a property has achieved full value, it will market the property for sale, or occasionally respond to unsolicited offers.  Upon a sale, reinvestment of proceeds will not necessarily be in the same asset class, but, over time, the Company has maintained a relatively consistent balance of operating income from its retail, office and industrial space.

Leasing Operations
The Company’s property and asset management program focuses on maximizing the cash flows and market value of its leased portfolio by emphasizing optimal occupancy through strategic positioning of each property with competitive lease rates and synergistic tenant mixes, while minimizing operating and tenant improvement costs. The Company also focuses on early lease renewals and advance replacement of weak tenants in order to minimize vacancy loss.

Leasing Dispositions
The Company regularly sells selected properties from its portfolio when it believes the value of that asset has been maximized and the full fair market value for that asset can be realized.  This allows the Company to capture embedded value created by its property and asset management efforts, and provides investment capital for redeployment into other asset classes or locations where it believes higher returns may be realized. It is important to note, however, that the gains from these dispositions are reported as income within the Real Estate Sales segment and not within the Real Estate Leasing segment.  These sales, while classified under GAAP as discontinued operations, are a core component of the A&B real estate strategy and are a recurring source of earnings.

Leasing Acquisitions
The Company recycles proceeds from the sale of properties by acquiring replacement properties in Section 1031 exchanges.  These 1031 exchange transactions allow the Company to redeploy, on an “interest-free” basis, the taxes that would otherwise be paid on the sale, resulting in higher after-tax returns on invested capital.  The Company also seeks to further enhance investment returns by acquiring properties in expanding markets bearing higher return characteristics.

The Company’s mainland income properties have been acquired primarily with tax-deferred exchange proceeds, and while the Company expects that future acquisitions will be acquired predominantly with tax-deferred exchange proceeds, the Company is not limited to the use of tax-deferred exchange proceeds in acquiring properties to enhance and expand its lease portfolio.

Real Estate Leasing Segment 2008 Highlights and Performance and 2009 Outlook

Note: Additional detail on 2008 and prior year performance is available in the Company’s 2008 Form 10-K.

Leasing Operations
Real estate leasing results during 2008 reflect the decline in the real estate industry and the overall economy. Occupancies for 2008 were 98 percent and 95 percent for the Hawaii and U.S. mainland improved portfolios, respectively, compared to 98 percent and 97 percent in 2007, respectively.

Real estate leasing revenue and operating profit for 2008 were 1 percent and 7 percent lower, respectively, than the amounts reported for 2007. The decrease in real estate leasing revenue was principally due to lower mainland occupancy, partially offset by net additions to the portfolio during or subsequent to 2007.

Operating profit decreased in 2008, compared with 2007, principally due to higher depreciation and amortization expense and lower mainland occupancy related to higher-margin office properties, partially offset by lower general and administrative costs.  Depreciation expense increased primarily due to the sale of a non-depreciable asset (land that was ground leased to a retail tenant) in 2007, and the subsequent tax-deferred reinvestment of sale proceeds into depreciable commercial property.

Leasing Acquisitions/Dispositions
The Company continues to seek attractive investment opportunities to expand its leasing portfolio. In February 2008, A&B acquired Savannah Logistics Park, a two-building, 1.0-million-square-foot logistics/industrial facility in Savannah, Georgia.  Building A (710,800 square feet) is included in the listing below, but the second building (324,800 square feet) is included as a development property and is expected to be placed in service in March 2009.  In September 2008, A&B acquired Republic Distribution Center, a 312,500-square-foot industrial facility in Pasadena, Texas.  In December 2008, A&B completed its acquisition of Midstate 99 Distribution Center, a four-building, 790,400-square-foot industrial facility in Visalia, California.

Sales of leased properties in 2008 included:  Boardwalk, a 184,600-square-foot shopping center in Round Rock, Texas; Marina Shores, a 67,700-square-foot shopping center in Long Beach, California; Venture Oaks, a 103,700-square-foot office complex in Sacramento, California; Kahului Town Terrace, a 72-unit residential rental property; and six parcels within A&B’s Triangle Square development in Kahului, Maui.  A&B also completed the sales of several leased fee parcels and other land parcels on Maui.

Real Estate Leasing Outlook
The Company’s commercial property portfolio occupancy had high average occupancy levels (98 and 95 percent in Hawaii and at its U.S. Mainland holdings, respectively) due to its strong asset, tenant and geographic diversification. However, lower occupancy and lower rents due to the economic recession impacted the Company’s commercial real estate portfolio in 2008, and are expected to further impact 2009 operating results.

Real Estate Leasing Segment – Asset Descriptions and Statistics

The tables on the following pages provide detail on the Company’s commercial real estate portfolio.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment Portfolio Overview
Property Detail - Hawaii Improved Properties
As of December 31, 2008

Property	Island	Gross Leasable Area (sq. ft.)	Leased[1] 2008

Industrial:
P&L Warehouse	Maui	104,100	100%
Hawaii Business Park	Oahu	85,200	100%
Wakea Business Center II	Maui	61,500	100%
Port Allen Center I	Kauai	28,000	100%
Port Allen Steel Warehouse	Kauai	22,700	99%
Port Allen Center II	Kauai	13,300	100%
Subtotal – Industrial		314,800	100%

Office:
Pacific Guardian Complex	Oahu	143,300	99%
Kahului Office Building	Maui	57,700	95%
Kahului Office Center	Maui	32,900	99%
Stangenwald Building	Oahu	27,100	91%
Judd Building	Oahu	20,200	100%
Maui Clinic Building	Maui	16,600	90%
Lono Center	Maui	13,100	100%
Subtotal – Office		310,900	97%

Retail:
Maui Mall	Maui	186,300	95%
Mililani Shopping Center	Oahu	180,300	100%
Kaneohe Bay Shopping Center	Oahu	127,500	100%
Kunia Shopping Center	Oahu	60,600	96%
Apex Building	Maui	28,100	92%
Port Allen Marina Center	Kauai	23,600	92%
Kahului Shopping Center	Maui	18,600	93%
Kele Center	Maui	14,800	98%
Subtotal – Retail		639,800	97%

TOTAL HAWAII		1,265,500	98%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment Portfolio Overview
Property Detail - Mainland Improved Properties1
As of December 31, 2008

Property	Location	Gross Leasable Area (sq. ft.)	Leased[2] 2008

Industrial:
Heritage Business Park	Dallas, TX	1,316,400	98%
Ontario Distribution Center	Ontario, CA	898,400	100%
Midstate 99 Distribution Center	Visalia, CA	790,400	100%
Savannah Logistics Park (Building A)	Savannah, GA	710,800	100%
Sparks Business Center	Sparks, NV	396,100	94%
Republic Distribution Center	Pasadena, TX	312,500	47%[3]
Centennial Plaza	Salt Lake City, UT	244,000	95%
Valley Freeway Corporate Park	Kent, WA	228,200	99%
San Jose Avenue Warehouse	City of Industry, CA	126,000	100%
Subtotal – Industrial		5,022,800	95%

Office:
1800 and 1820 Preston Park	Plano, TX	198,600	88%
Ninigret Office Park X and XI	Salt Lake City, UT	185,200	88%
San Pedro Plaza	San Antonio, TX	163,800	82%
2868 Prospect Park	Sacramento, CA	162,900	100%
Concorde Commerce Center	Phoenix, AZ	140,700	75%
Deer Valley Financial Center	Phoenix, AZ	126,600	81%
Southbank II	Phoenix, AZ	120,800	92%
2890 Gateway Oaks	Sacramento, CA	58,700	95%
Subtotal – Office		1,157,300	87%

Retail:
Arbor Park Shopping Center	San Antonio, TX	139,500	100%
Village at Indian Wells	Indian Wells, CA	104,600	98%
Broadlands Marketplace	Broomfield, CO	103,900	87%
Wilshire Center	Greeley, CO	46,500	95%
Royal MacArthur Center	Dallas TX	44,000	96%
San Pedro Retail	San Antonio, TX	8,100	100%
Subtotal – Retail		446,600	96%

TOTAL MAINLAND		6,626,700	95%

1 Excludes Building B at Savannah Logistics Park (approximately 0.3 million sq. ft.), which had not been placed into service as of December 31, 2008.

2 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

3 Purchased in September 2008 at 47% occupancy.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment Portfolio Overview
Property Summary – Comparable Occupancy Data by Geographic Region
As of December 31, 2008 and 2007

	Gross Leasable Area December 31, 2008	Leased[1,2] 2008	Gross Leasable Area December 31, 2007	Leased[2] 2007

Hawaii – Improved	1,265,500	98%	1,368,000	98%
Mainland – Improved	6,626,700	95%	5,162,600	97%
TOTAL	7,892,200	95%	6,530,600	97%

1 Excludes Building B at Savannah Logistics Park (approximately 0.3 million sq. ft.), which had not been placed into service as of December 31, 2008.

2 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment
Real Estate Leasing Cash Net Operating Income (“NOI”) 1

	Year Ended December 31,			December 31,
	2008	2007		2008
Total NOI	Total Cash NOI	Total Cash NOI	Percentage Change	Book Basis[2]
Hawaii – Improved	$22.7	$24.8	-8%	$134.1
Hawaii – Unimproved	6.2	8.5	-27%	16.6
Mainland – Improved	38.1	36.0	6%	464.3
TOTAL	$67.0	$69.3	-3%	$615.0

[1]
Cash net operating income (“NOI”) is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less FASB 13 adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of Cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, FASB 13 adjustments, bad debt expense, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to Cash NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing Segment Comparable Cash NOI is as follows:

Required Reconciliation of Real Estate Leasing Operating Profit to Real Estate Leasing Comparable Cash NOI (non-GAAP) (in millions)	Year Ended December 31, 2008	Year Ended December 31, 2007

Real Estate Leasing Segment Operating Profit before Discontinued Operations	$47.8	$51.6
Less amounts reported in discontinued operations	(4.2)	(10.2)
Real Estate Leasing Segment Operating Profit after Subtracting Discontinued Operations	43.6	41.4
Adjustments:
Depreciation and amortization	19.2	16.1
FASB 13 Straight-line lease adjustments	(2.4)	(3.3)
General and administrative expense	3.6	4.6
Kahului Shopping Center business interruption payment	(1.5)	--
Discontinued operations	4.2	10.2
Bad debt expense	0.3	0.3
Real Estate Leasing Total Cash NOI	67.0	69.3
Acquisitions/Disposition Adjustments/Other	(13.1)	(14.4)
Real Estate Leasing Segment Comparable Cash NOI[3]	$53.9	$54.9

[2]
Represents the net book basis of properties owned as of December 31, 2008, including intangibles. The tax bases of certain properties may be significantly lower than their fair values (and book bases) due to the deferral of gains allowed under Section 1031/1033 of the Internal Revenue Code. Additionally, a large portion of the Company’s undeveloped lands on Maui and Kauai, excluding the Company’s Wailea holdings, has a cost basis of roughly $150 per acre, which may be significantly less than fair value.

	Year Ended December 31,
	2008	2007
Comparable NOI	Comparable Cash NOI[3]	Comparable Cash NOI[3]	Percentage Change
Hawaii – Improved	$21.9	$21.9	--%
Hawaii – Unimproved	5.6	5.6	--%
Mainland – Improved	26.4	27.4	-4%
TOTAL	$53.9	$54.9	-2%

[3]
“Comparable Cash NOI” is defined as including only Cash NOI related to properties that were operated throughout the duration of both periods under comparison. As a result, it excludes properties acquired or disposed of during or subsequent to 2007 that were not operated throughout the entire duration of both periods under comparison.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment
2008 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2008	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Savannah Logistics Park (Building A)	02/08	$32.9	710,800	100%*
Savannah Logistics Park (Building B)	02/08	$15.1	324,800	[1]%
Republic Distribution Center	09/08	$17.5	312,500	47%
Midstate 99 Distribution Center	11/08	$35.2	790,400	100%

Property disposed of in 2008	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Kahului Town Terrace	05/08	$12.1	56,700	63%
Boardwalk Shopping Center	08/08	$32.8	184,600	95%
Marina Shores	09/08	$28.5	67,700	98%
2450 Venture Oaks Way	11/08	$20.6	103,700	100%
Triangle Square BMW/Acura/Auto Value	12/08	$9.7	22,700	100%

* The property was purchased vacant, but was 100% leased starting in April 2008.

[1] Building B at Savannah Logistics Park (approximately 0.3 million sq. ft.) had not been placed into service as of December 31, 2008 because the Company intends to construct additional improvements to the facility.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment
2007 Improved Property Portfolio Acquisitions/Dispositions
(Dollars in millions)

Property acquired in 2007	Acquisition Date (M/Y)	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition

Royal MacArthur Center	03/07	$13.5	43,600	100%
Heritage Business Park	11/07	$102.0	1,316,400	98%

Property disposed of in 2007	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Fairway Shops	09/07	[1]	35,000	86%
Napili Plaza	09/07	[1]	45,200	86%
Vista Controls Building	10/07	$6.8	51,100	100%
Kahului Railroad Building	11/07	[2]	6,900	85%
Old Kahului Store	11/07	[2]	17,000	91%

[1]	Fairway Shops and Napili Plaza were sold together for an aggregate disposition price of $28.1 million.

[2]
Four acres of land at Kahului harbor, which included two improved properties, Kahului Railroad Building and Old Kahului Store, were sold to the State of Hawaii at an aggregate disposition price of $9.8 million.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment
Lease Expirations of Improved Properties1
As of December 31, 2008

Year of expiration	Gross Leasable Area (sq. feet) of Expiring Leases	Percentage of Gross Leased Area

2009	1,272,727[2]	17.7%
2010	843,926	11.8%
2011	892,880	12.4%
2012	904,180	12.6%
2013	1,661,985	23.2%
2014	373,946	5.2%
2015	371,495	5.2%
2016	308,717	4.3%
2017	266,448	3.7%
2018	23,278	0.3%
Thereafter	261,547	3.6%
Total	7,181,129	100.0%

1 Excludes leases on a month-to-month tenancy and vacant units.

2 Leases totaling approximately 126,000 square feet have been renewed subsequent to December 31, 2008.

Alexander & Baldwin, Inc.
Real Estate Leasing Segment
Tenant Concentration
Top Ten Tenants Based on Annualized Base Rent
As of December 31, 2008

Tenant	Industry	Percentage of Annualized Base Rent

Home Depot USA, Inc.	Retail	3.3%
The University of Phoenix, Inc.	Education	2.4%
Cigna Healthcare	Insurance	2.4%
TPUSA	Call Center/Communications	2.2%
El Paso Corporation	Energy	2.1%
Cisco	Technology	1.7%
Quill Corporation	Retail	1.2%
Blackboard Corp.	Software	1.2%
International Airmotive Holding Co.	Aeronautic	1.2%
Henry Schein, Inc.	Dental Supplier	1.1%
		18.8%

Real Estate Sales Segment Strategy and Operations

The Real Estate Sales segment generates its revenues through the development and sale of commercial, residential, and other properties, including raw land. The Real Estate Sales segment also includes the sale of income-producing property from the Real Estate Leasing segment portfolio.

The Real Estate Sales segment seeks primarily to create value by developing residential and commercial properties. While the Company had traditionally focused its development efforts on its historic landholdings in Hawaii, beginning in 1998 it began to acquire new, fully-entitled lands as a significant source of developable land. The Company’s land acquisition and development program (“Project X”) has proven successful, as demonstrated by the fact that the majority of the Company’s 2008 development margin was generated outside its historic landholdings. As a result of economic turmoil in real estate markets, no new external investments were made in 2008, but the Company anticipates opportunities for favorable acquisitions in 2009 and beyond.

The Company seeks to diversify its investments by geography and asset type.  Current investments include projects on Maui, Kauai, Oahu, the Big Island of Hawaii and the U.S. mainland.   Some of these lands have been acquired through joint venture relationships, which the Company is increasingly utilizing in order to gain access to new opportunities, leverage its own human and financial resources, complement its own expertise and mitigate project risk.

The following narrative descriptions of A&B’s real estate development “pipeline” summarize the status of various projects that are currently under development or in the planning stages.  This pipeline reflects the geographic and asset diversity described above.

Real Estate Developments

Maui:

(a) Wailea.  In October 2003, A&B acquired 270 acres of fully-zoned, undeveloped residential and commercial land at the Wailea Resort on Maui, planned for up to 1,200 homes, for $67.1 million.  A&B was the original developer of the Wailea Resort, beginning in the 1970s and continuing until A&B sold the Resort to the Shinwa Golf Group in 1989.

A&B has since sold 78 acres and contributed 25 acres to a joint venture for the development of the Kai Malu project described below, and is in various stages of development on an additional 27 acres, as described below.

No. of Acres
Original acquisition	270
Sold to third parties	78
Contributed to joint venture	25
Under development	27
Future developments in planning	140

 (i)           Kai Malu at Wailea (25.0 acres) – In April 2004, A&B entered into a joint venture with Armstrong Builders, Ltd. for development of a 25-acre parcel at Wailea into 150 duplex units, averaging 1,800 square feet per unit.  Sales commenced in 2006 and a total of 135 units have closed as of December 31, 2008, including 27 units that closed in 2008.

(ii)           The Bluffs at Wailea (7.4 acres) – Construction was completed in 2008 on 12 half-acre estate lots. Wailea Resort lot sales have been impacted by economic conditions.

(iii)           The Ridge at Wailea (6.7 acres) – Construction is expected to be completed in mid-2009.

(iv)           Hoku o’ Wailea (13.0 acres) – At the 75-unit “Hoku o’ Wailea” condominium project, review and revisions to construction documents continued and water service was installed in 2008. This project is planned to consist of 15 five-plex buildings and a recreation center, with units averaging 1,700 square feet.

(v)           Wailea SF-8 (13.0 acres) – Preliminary site engineering reports were submitted in 2008 for parcel SF-8 to meet affordable housing requirements for various Wailea projects.

(vi)           Wailea MF-10 (13.7 acres) – The SMA application was submitted for parcel MF-10, planned for a 65,000 square-foot commercial center, nine single-family lots fronting the Wailea Blue Course, and a 36-unit condominium project. The County Urban Review Board approved this project in 2008.

(b)           Haliimaile Subdivision.  Construction drawings have been submitted to county agencies for a 170 single-family lot subdivision on 45 acres in Haliimaile (Upcountry Maui). Design approval is anticipated in 2009.

(c)           Kane Street Development.  Aina ‘O Kane is planned to consist of 103 residential condominium units in five four-story buildings, with 20,000 square-feet of ground-floor commercial space, in Kahului. Construction documents were completed and building permit applications were submitted to the County in August 2006.  Due to current market conditions, the phasing of this project is currently under consideration.

(d)           Kahului Town Center.  The redevelopment plan for the 19-acre Kahului Shopping Center block reflects the creation of a traditional “town center,” consisting of approximately 440 residential condominium units, as well as approximately 240,000 square feet of retail/office space. In 2008, construction plans for offsite and onsite civil improvements and Phase I vertical improvements (86,000 square feet of commercial space) were submitted to the County. The timing of the commencement of construction is being reevaluated in light of market conditions.

(e)           Maui Business Park II.  In May 2008, A&B received final zoning approval for 179 acres in Kahului, Maui, representing the second phase of its Maui Business Park project, from agriculture to light industrial.  The zoning change approval is subject to various conditions, such as providing land for affordable housing and a wastewater treatment plant. In the second half of 2008, design and engineering of the infrastructure commenced and subdivision applications were filed with the County.

Kauai:

(f)           Kukui`ula.  In April 2002, A&B entered into a joint venture with an affiliate of DMB Associates, Inc. (“DMB”), an Arizona-based developer of master-planned communities, for the development of Kukui`ula, a 1,000-acre master planned resort residential community located in Poipu, Kauai, planned for approximately 1,000 to 1,200 high-end residential units.  In 2004, A&B exercised its option to contribute to the joint venture up to 40 percent of the project’s future capital requirements. Offsite construction commenced in 2005 and onsite infrastructure work commenced in 2006.  Mass grading commenced in 2007 and the resort core grading was completed in January 2008.  In 2008, construction was completed on two major roadways, subdivision improvements for parcels Y (88 lots) and M1/M4 (35 lots), and the first three holes of the golf course.  Construction also commenced on parcel M2/M3 (55 lots) and vertical construction of the project’s plantation club and spa began. Construction also continued on water systems and the project’s commercial center. As of December 31, 2008, a total of 80 lots have closed, including 13 lots in 2008.  Construction work on infrastructure and amenities is ongoing and being phased to better match the expected pace of growth in the community, without impacting the long-term vision and quality of the project. The capital contributed by A&B to the joint venture, including the value of the land initially contributed, as of year-end 2008 was $108 million.

Due to the challenging real estate environment and limited financing options available for real estate projects, in February 2009, DMB Communities II (“DMBC”), an affiliate of DMB Associates, Inc. and the Company’s Kukui’ula joint venture partner, advised the Company that it is evaluating its ability to fund the joint venture in the future. As a result, the Company and DMBC have engaged in discussions to renegotiate the terms of the Kukui’ula joint venture operating agreement. These discussions are ongoing and include a range of operating and financing scenarios. No decisions or agreements have yet been reached by the parties as of March 12, 2009.

(g)           Port Allen Residential.  This project covers 17 acres in Port Allen, Kauai, and is planned for 75 condominium units and 58 single-family homes. In 2008, construction was completed on the 58 homes. As of year-end 2008, 56 homes had closed, including 30 closings in 2008. The construction of the condominium units has been deferred due to current market conditions.

(h)           Eleele Development.  This project, located at Port Allen harbor in south Kauai, is fully entitled for 21 acres of residential use and seven acres for commercial use.  Due to economic conditions, this project has been deferred.

(i)           Kukui`ula Village.  In August 2007, the Company entered into a joint venture with DMB Kukui`ula Village LLC, for the development of Kukui`ula Village, a planned 91,700-square-foot commercial center located at the entrance to the Kukui’ula project.  Vertical construction commenced in 2008, and the center is expected to be completed in mid-2009.  As of December 31, 2008, the center is 55 percent leased, but leasing activity has slowed due to softening economic conditions.

Oahu:

(j)           Keola La`i.  In 2006, A&B commenced construction of a 42-story condominium project near downtown Honolulu, Oahu, consisting of 352 residential units (289 market units and 63 reserved housing units).  Closings commenced in February 2008 and, at year-end 2008, 330 residential units and two commercial units had closed.

(k)           Waiawa.  In August 2006, A&B closed a joint venture agreement with an affiliate of Gentry Investment Properties, for the development of a 1,000-acre master planned residential community (530 residential-zoned acres) in Central Oahu.  The venture will act as land developer for the master planned community and homebuilder for approximately 5,000 residential units.  Due to current market conditions and higher projected construction costs, A&B is working with the Gentry and the landowner on alternative development arrangements.

Big Island of Hawaii:

(l)           Ka Milo at Mauna Lani.  In April 2004, A&B entered into a joint venture with Brookfield Homes Hawaii Inc. to acquire and develop a 30.5-acre residential parcel in the Mauna Lani Resort on the island of Hawaii.  The project is planned for 37 single-family units and 100 duplex townhomes.  A total of 27 units were constructed in 2007 and 2008 and, as of year-end 2008, 12 units had closed, including six units closing in 2008 and one in 2009. Due to current market conditions, construction of the remaining units in the project has been deferred.

Mainland:

Southern California:

(m)           Crossroads Plaza.  In June 2004, A&B entered into a joint venture with Intertex Hasley, LLC, for the development of a 56,000-square-foot mixed-use neighborhood retail center on 6.5 acres in Valencia, California.  The property was acquired in August 2004.  The sale of a pad site building closed in 2007, and construction of the center was substantially completed in 2008. As of December 31, 2008, occupancy was 56 percent.

(n)           Centre Pointe Marketplace.  In April 2005, A&B entered into a joint venture with Intertex Centre Pointe Marketplace, LLC for the development of a 105,700-square-foot retail center on a 10.2-acre parcel in Valencia, California.  The sale of several pad site buildings closed in 2007. Vertical construction was substantially completed in 2008, with five of seven buildings closed in 2008 and the two remaining buildings expected to be sold in 2010.

(o)           Bridgeport Marketplace.  In July 2005, A&B entered into a joint venture with Intertex Bridgeport Marketplace, LLC for the development of a 130,000-square-foot retail center on a 15.5 acre parcel in Valencia, California. Vertical construction of the center was substantially completed in 2008, with [98] percent leased as of December 31, 2008.

(p)           Bakersfield – Panama Grove.  In November 2006, A&B entered into a joint venture with Intertex P&G Retail, LLC, for the development of a 575,000-square-foot retail center on a 57.3-acre commercial parcel in Bakersfield, California.  The parcel was acquired in November 2006.  Development plans currently are on hold due to current market conditions.

(q)           Palmdale Trade & Commerce Center.  In December 2007, A&B entered into a joint venture with Intertex Palmdale Trade & Commerce Center LLC, for the development of a 315,000-square-foot mixed-use commercial office and light industrial condominium complex on 18.2 acres in Palmdale, California, located 60 miles northeast of Los Angeles and 25 miles northeast of Valencia.  The parcel was contributed to the venture in 2008.  Due to current market conditions, the venture is re-evaluating the product design and timing of development.

(r)           Santa Barbara Ranch.  In November 2007, the Company entered into a joint venture with Vintage Communities (Vintage), a developer of high-end lifestyle communities headquartered in Newport Beach, California.  Vintage and its affiliated companies intends to develop about 1,040 acres for an exclusive large-lot subdivision, located 12 miles north of the City of Santa Barbara. Due to economic conditions, A&B suspended further investment in the project, and a $3.0 million impairment loss was recognized at year-end.

Landholdings and Entitlement Activities

Successful land entitlement is the most challenging and critical step in the development process.  As in the case of other high-demand, high-quality locations with a limited supply of land suitable for development, the entitlement process in Hawaii is complex, time-consuming and costly, involving numerous State and County regulatory approvals.  For example, conversion of an agriculturally-zoned parcel to residential zoning usually requires the following approvals:

•	County amendment of the County general plan and community plan to reflect the desired residential use;

•	State Land Use Commission reclassification of the parcel from the Agricultural district to the Urban district; and

•	County rezoning of the property to the precise residential use desired.

A&B actively works with regulatory agencies, commissions and legislative bodies at various levels of government to entitle lands to their highest and best use.  A&B designates a parcel as “fully entitled” or “fully zoned” when all of the above-mentioned land use approvals have been obtained. In addition to fully entitled lands, “designated urban” describes land that has one or more of the land use approvals described above, but not all approvals. The Company has also identified other lands, “potential development land,” that may offer long-term development opportunity but are currently zoned for other uses.

As of December 31, 2008 A&B and its subsidiaries, including A&B Properties, Inc., owned approximately 89,240 acres, consisting of approximately 88,790 acres in Hawaii and approximately 450 acres on the mainland, as follows:

No. of Acres

Maui	68,265
Kauai	20,500
Oahu	25
TOTAL HAWAII	88,790

California	107
Texas	164
Georgia	63
Utah	35
Arizona	30
Nevada	21
Colorado	17
Washington	13
TOTAL MAINLAND	450

As described more fully in the table below, the bulk of this acreage currently is used for agricultural, pasture, watershed and conservation purposes. A portion of these lands is used or planned for development or other urban uses, including the development projects described in the preceding pages.  An additional 2,770 acres on Maui, Kauai, and Oahu are leased from third parties, and are not included in the preceding table. In addition, the tables do not include acreage under joint venture development.

Real Estate Land Portfolio
As of December 31, 2008

Description	Locations	Acres
Fully Entitled
Hawaii – development / other	Oahu, Maui, Kauai	653
Mainland – development	Dallas, TX	28
Hawaii – commercial improved properties	Oahu, Maui, Kauai	92
Mainland – improved properties	AZ, CA, CO, NV, TX, UT, WA	422
Subtotal – Fully Entitled		1,195

Agricultural, pasture and miscellaneous
Hawaiian Commercial & Sugar Company	Maui	34,700
Kauai Coffee	Kauai	3,000
Leased to third parties	Maui	11,054
Other agricultural, pasture and misc. purposes	Various	10,086
Subtotal – Agricultural, pasture & misc.		58,840

Watershed/Conservation
Wainiha Valley	Kauai	10,120
Other Kauai	Kauai	3,200
Maui	Maui	15,885
Subtotal – Watershed/Conservation		29,205

TOTAL A&B Holdings		89,240

In addition to Company-owned lands, the Company has ownership interests in joint ventures that intend to develop lands contributed by the Company or to be acquired by the joint venture.

Real Estate Development Joint Venture Portfolio1

Entitled, Joint Venture	Location	Acres[1]
Kukui’ula	Koloa, Kauai	1,000
Kukui’ula Village	Koloa, Kauai	10
Kai Malu at Wailea	Wailea, Maui	25
Ka Milo	Kona, Big Island	31
Palmdale Trade & Commerce Center	Palmdale, CA	18
Bridgeport Marketplace	Valencia, CA	28
Crossroads Plaza	Valencia, CA	7
Centre Pointe Marketplace	Valencia, CA	10
Bakersfield - Panama Grove	Bakersfield, CA	57
Waiawa	Waiawa, Oahu	1,000[2]
Total		2,186

1 Joint venture portfolio includes total estimated project acres, including acres sold, and may include acres not yet owned by the joint venture (see footnote 2).

2 Approximately 50 acres are currently owned by the Waiawa joint venture. The remaining acreage is owned by a third-party landowner and is the subject of on-going development negotiations with the landowner.

Entitlement Activity

Some of the various planning and entitlement efforts underway include the following projects:

•
Kihei Residential:  95 acres in Kihei, Maui, planned for up to 600 primary housing units, plus a limited amount of commercial uses.  Application for Urban designation has been filed with the State Land Use Commission (“SLUC”). SLUC hearings on the district boundary amendment application for the project were held in 2008.

•
Waiale Community:  800-acre master-planned community, planned for up to 4,500 primary housing units, town villages, and civic, commercial and park uses.  Request for Urban designation in the Maui County General Plan has been submitted.

•	Eleele Community: Master planning ongoing for a 700-acre region in Eleele, Kauai, planned for primary housing units, town villages, and civic, commercial and park uses.

Real Estate Sales Segment 2008 Highlights and Performance and 2009 Outlook

Note: Additional detail on 2008 and prior year performance is available in the Company’s 2008 Form 10-K.

Real estate sales revenue in the full year 2008 was $350.2 million and operating profit was $95.6 million, which represented increases of 200 percent and 28 percent, respectively, from the year earlier period. The higher revenue and higher operating profit results were principally due to sales at the Company’s Keola La’i high-rise development in Honolulu, as well as the mix and timing of real estate sales in 2008 compared with 2007. Earnings from joint ventures are not included in revenue, but are reflected in operating profit, and included sales at the Company’s Kai Malu residential joint venture development on Maui and the sale of several buildings at the Company’s Centre Pointe retail/office joint venture development in Valencia, California, partially offset by the Company’s share of marketing and other operating expenses of its Kukui’ula joint venture projects and a $3.0 million impairment loss recorded by the Company’s Santa Barbara joint venture. The composition of these sales is further described below.

2008: Real estate sales revenue, before subtracting amounts treated as discontinued operations, included the sale of 330 residential units and two commercial units at Keola La’i, two mainland shopping centers, one mainland office property, Kahului Town Terrace rental project, three improved Maui properties, a 130-acre agricultural parcel on Maui, several leased fee parcels and other land parcels on Maui, and 30 Keala’ula single-family homes on Kauai. Additionally, real estate sales operating profit for 2008 included $7.7 million, representing a final insurance settlement for the 2005 fire at Kahului Shopping Center that was received in the first quarter of 2008.

2007: Real estate sales revenue, before subtracting amounts treated as discontinued operations, included the sale of a four-acre land parcel ground leased to a retail tenant in Honolulu, two retail centers on Maui, two small commercial buildings on a four-acre land parcel on Maui sold to the State of Hawaii, a commercial property in California, the final payment on an installment sale of an agricultural parcel on Kauai, and a commercial parcel on Maui. Closings also commenced on a single-family residential development on Kauai. Operating profit included the margin on the sales referenced above as well as $22.6 million of joint venture earnings (which are not included in revenue for the segment), principally representing the results from the Company’s Kai Malu and Valencia joint venture projects, partially offset by the Company’s share of marketing and other operating expenses of its Kukui’ula joint venture project.

Real Estate Sales Outlook
The strong 2008 results for the real estate sales segment are principally attributable to the early year success at the Company’s Keola La’i residential development, and to ongoing commercial property and land sales. However, markedly different sales prospects are expected for the coming year due to the economic factors cited above, as primary and resort residential sales essentially came to a standstill in the latter half of 2008. The Company, therefore, has very modest expectations of residential unit sales for the coming year, and several actions have been taken in response to current and expected market conditions, such as: modifying the timing and scope of projects, deferring or eliminating capital spending, deferring project infrastructure and amenities to better match slower sales velocity, and reducing overhead and marketing expenses.

Due to the challenging real estate environment and limited financing options available for real estate projects, in February 2009, DMB Communities II (“DMBC”), an affiliate of DMB Associates, Inc. and the Company’s Kukui’ula joint venture partner, advised the Company that it is evaluating its ability to fund the joint venture in the future. As a result, the Company and DMBC have engaged in discussions to renegotiate the terms of the Kukui’ula joint venture operating agreement. These discussions are ongoing and include a range of operating and financing scenarios. No decisions or agreements have yet been reached by the parties as of March 12, 2009.

A key earnings component of the Real Estate Sales segment is the disposition of improved properties and land sales. Improved property sales allow the Company to capture embedded value created by its property and asset management efforts and provide investment capital for redeployment in assets having higher appreciation potential through efficient, tax-deferred 1031 exchanges. In 2008, the Company sold a number of commercial properties and expects sales of these assets to continue in 2009, but expects that the number of dispositions and the prices at which these dispositions materialize will be impacted by a smaller universe of qualified buyers, reduced capital availability and recessionary impacts on operations. These same factors will generate improved buying opportunities for the Company as well. However, to the extent the Company is not able to reinvest sales proceeds in new properties, leasing income may decline.

In addition to the sale of improved properties, the Company periodically sells land parcels. In 2008, a number of parcels, including land under ground leases, were sold and in 2009 the Company expects that these sales will continue. Similar to income property dispositions, proceeds from these sales will likely be reinvested through the acquisition of improved properties offering higher appreciation potential.

Alexander & Baldwin, Inc.
Real Estate Development Detail
As of December 31, 2008
(dollars in millions)

											Estimated Closings or Leasing Timing[5]
Project	Location	Voting Interest if Joint Venture[1]	Product Type	Original Project Acres	Planned Units or Gross Leasable Area	Units Closed or GLA Sold or Leased[2]	($) Average Closed Sales Price[3]	($) Total Estimated Project Cost[4]	($) A&B Investment through 2008[4]	($) A&B Capital Estimated 2009[5]	Start	Substantial Completion Of Sales

Kai Malu	Wailea, Maui	50%	Resort residential	25	150	135	1.3	125	5	-	2006	2010
The Bluffs at Wailea	Wailea, Maui	N/A	Resort residential lots	7	12	-	-	5	7	-	2009	2010
The Ridge at Wailea	Wailea, Maui	N/A	Resort residential lots	7	9	-	-	10	5	5	2009	2010
Hoku o' Wailea	Wailea, Maui	N/A	Resort residential	13	75	-	-	85	5	-	2010	2012
Aina 'O Kane	Kahului, Maui	N/A	Primary res./commercial	4	103	-	-	35	1	2	2009	2011
Kukui'ula	Koloa, Kauai	50%	Resort residential	1,000	1,000-1,200	80	1.4	900	108	25-40	2006	2020
Kai'Olino at Port Allen	Eleele, Kauai	N/A	Primary residential	4	75	-	-	30	12	-	2010	2012
Ka Milo	Kona, Hawaii	50%	Resort residential	31	137	12	1.5	135	6	2	2007	2012
Keola La’i	Honolulu, Oahu	N/A	Primary residential	3	352	330	0.6	180	180	-	2008	2009
Haliimaile	Haliimaile, Maui	N/A	Primary residential lots	63	170	-	-	30	1	-	2011	2013
Centre Pointe	Valencia, CA	50%	Retail	10	105,700 s.f.	92%	N/A	30	4	-	2007	2010
Palmdale Center	Palmdale, CA	50%	Office/Industrial	18	315,000 s.f.	-	N/A	45	4	-	TBD	TBD
Panama Grove	Bakersfield, CA	50%	Retail	57	575,000 s.f.	-	N/A	90	11	-	TBD	TBD
Maui Business Park II	Kahului, Maui	N/A	Light industrial lots	179	160	-	N/A	95	9	3	2012	2021
Kahului Town Center	Kahului, Maui	N/A	Primary res./commercial	19	440/240,000 s.f.	-	N/A	250	2	1	2012	2017

Held-for-Lease												Opening
Bridgeport Marketplace	Valencia, CA	50%	Retail	16	130,000 s.f.	98%	N/A	50	4	-	2007	2008
Crossroads Plaza	Valencia, CA	50%	Retail	7	56,000 s.f.	56%	N/A	15	3	-	2007	2008
Kukui'ula Village	Koloa, Kauai	50%	Retail/Office	10	91,700 s.f.	55%	N/A	75	8	1	2008	2009

1 The Company’s percentage share of joint venture returns will likely vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.

2 For commercial development projects, represents the percentage of square footage sold as of December 31, 2008; for commercial development projects held-for-lease, represents percentage of square footage leased as of December 31, 2008.

3 The average closed sales price is not necessarily indicative of the expected average selling prices of remaining inventory due to the variability in product mix and market pricing. Sales prices for commercial development projects are not disclosed due to the wide range of product being sold.

4 Includes land cost at book value and capitalized interest, but excludes sales commissions and closings costs.

5 Estimated 2009 capital/debt reduction and the timing of sales and leasing activity are dependent on a number of factors, including timing of sales proceeds, project costs and construction progress. Construction progress, even on fully-entitled projects, depends on additional government approvals, such as building permits. As a result, estimated capital expenditures, sales or leasing timing are subject to change.

Alexander & Baldwin, Inc.
Planned Real Estate Developments2
As of December 31, 2008

Project Description	Location	Ownership Interest	Company’s Voting Interest if Joint Venture[1]	Product Type	Project Acres	Planned Units

Wailea MF-6	Wailea, Maui	Wholly-owned	N/A	Resort residential lots	23	60
Wailea MF-10	Wailea, Maui	Wholly-owned	N/A	Resort residential/commercial	14	45
Wailea MF-16	Wailea, Maui	Wholly-owned	N/A	Resort residential lots	7	20
Wailea SF-8	Kihei, Maui	Wholly-owned	N/A	Primary residential	13	90
Wailea, other	Wailea, Maui	Wholly-owned	N/A	Various	83	500
Waiawa	Waiawa, Oahu	Joint Venture	50%	Primary residential lots	1,000	5,000

1  The Company’s percentage share of joint venture returns will likely vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.

2  Planned real estate developments include projects in active planning. All figures should be considered approximations only.